Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2021 FOURTH QUARTER AND FULL YEAR

New York, NY, February 23, 2022 – iHeartMedia, Inc. (Nasdaq: IHRT) today reported financial results for the quarter and year ended December 31, 2021.
Financial Highlights:

Q4 2021 Consolidated Results
▪Q4 Revenue of $1,062 million up 14% YoY; exceeding prior guidance of up approximately 10%
•Excluding the impact of Political, Q4 revenue was up 25% YoY
•Q4 2021 Consolidated Revenue up 3.5% vs. Q4 2019
▪GAAP Operating income of $123 million increased 9% vs. $113 million in Q4 2020
▪Consolidated Adjusted EBITDA of $294 million increased 11% YoY

Q4 2021 Digital Audio Group Delivers Strong Growth and Profit Trajectory
▪Digital Audio Group Revenue up 59% YoY
•Podcast Revenue up 130% YoY
•Digital Revenue excluding Podcast up 36% YoY
▪Segment Adjusted EBITDA of $99 million increased 65% YoY; and up from $67 million in Q3 2021
▪Digital Audio Group Adjusted EBITDA margin of 36%, up 137 bps from 35% in Q4 2020 and up 369 bps from 33% in Q3 2021

Q4 2021 Multiplatform Group Momentum Accelerates
▪Multiplatform Group Revenue up 9% YoY
•Excluding the impact of Political, Q4 revenue was up 17% YoY
•Q4 2021 down 14% vs Q4 2019 -- continuing trend of sequential quarterly improvement vs. 2019
▪Segment Adjusted EBITDA of $249 million increased 20% YoY; and up from $208 million in Q3 2021
▪Multiplatform Group Adjusted EBITDA margin of 34%, up 317 bps from 31% in Q4 2020 and up 262 bps from 32% in Q3 2021

Free Cash Flow Generation and Proactive Capital Structure Improvements
▪Generated Cash Flows from operating activities of $134 million
▪Generated Free Cash Flow of $52 million
•Capital Expenditures of $82 million vs. $50 million in Q3 2021, driven primarily by accelerated real estate consolidation
▪Cash balance and total available liquidity1 of $352 million and $775 million, respectively, as of December 31, 2021
▪Term loan reduced by $250 million (July); $60 million Preferred repurchased (October)

Guidance
▪January Consolidated Revenue up approximately 18.3% YoY
▪Q1 Consolidated Revenue expected to increase by approximately 17%-19% YoY
▪Expect to make significant progress in 2022 towards the previously announced net debt to adjusted EBITDA ("net leverage") target of approximately 4x
1 Total available liquidity defined as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

Full Year 2021 Highlights
▪Revenue of $3,558 million, up 21% YoY; excluding political Revenue2, Revenue increased 27% YoY, driven by growth across Multiplatform Group and Digital Audio Group
•Multiplatform Group Revenue up 13% YoY
•Digital Audio Group Revenue up 76% YoY
▪GAAP Operating income of $155 million was up from a loss of $1,738 million in the year ended December 31, 2020, which included non-cash impairment charges and the impact of COVID-19
▪Consolidated Adjusted EBITDA of $811 million, up from $539 million in the year ended December 31, 2020
▪Generated Cash Flows from operating activities of $331 million and Free Cash Flow of $147 million

Statement from Senior Management

“We are pleased to report another strong quarter and to wrap up a very strong year, further evidence of our momentum and the continuing digital transformation of iHeartMedia into a data-led, digital business with important new platforms like podcasting built on the unparalleled scale and audience reach of our broadcast radio assets,” said Bob Pittman, Chairman and CEO of iHeartMedia, Inc. “We believe that this strong performance in Q4 and full year positions us well for continued growth in 2022.”

“Bob and I are pleased to report that our strong top line growth continues to be coupled with margin expansion, generating Adjusted EBITDA of $294 million in the fourth quarter. We remain confident that we will continue to grow revenue going forward and, combined with our strict cost discipline, that we will continue to generate profit and Free Cash Flow as we remain focused on reducing our net leverage to approximately 4x,” said Rich Bressler, President, Chief Operating Officer and Chief Financial Officer of iHeartMedia, Inc.

2 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Consolidated Results of Operations
Fourth Quarter 2021 Consolidated Results
Our consolidated revenue increased $126.5 million, or 13.5%, during the three months ended December 31, 2021 compared to the same period of 2020. The increase in Consolidated revenue is attributable to the continued recovery from the macroeconomic effects of COVID-19 and the continuing growth of our operating businesses. Multiplatform revenue increased $61.3 million, or 9.2%, primarily resulting from strengthening demand for broadcast advertising compared to the fourth quarter of 2020, partially offset by lower political advertising revenue compared to the same period of 2020, which was a presidential election year. Digital Audio revenue increased $101.1 million, or 58.7%, driven primarily by continuing increases in demand for digital advertising and the continued growth of podcasting. Audio & Media Services revenue decreased $34.7 million due to lower political advertising revenue, partially offset by the continued recovery from the impact of COVID-19.
Consolidated direct operating expenses increased $56.7 million, or 17.2%, during the three months ended December 31, 2021 compared to the same period of 2020, primarily as a result of the expenses directly associated with the significant increase in revenue. The increase in direct operating expenses was driven primarily by higher content and talent and profit sharing expenses, third-party digital costs, and costs related to the return of local and national live events. The increase in Consolidated direct operating expenses was partially offset by lower employee compensation and other expenses resulting from our modernization and cost-reduction initiatives executed in 2020 and 2021.
Consolidated Selling, General & Administrative ("SG&A") expenses increased $37.5 million, or 10.0%, during the three months ended December 31, 2021 compared to the same period of 2020. The increase in Consolidated SG&A expenses was driven primarily by increased employee compensation expenses resulting primarily from higher variable bonus expense based on financial performance and higher sales commission expenses as a result of higher revenue. In the prior year the Company did not pay bonuses to the vast majority of employees. In addition, increased headcount resulting from investments in our digital businesses contributed to the increase in Consolidated SG&A expenses. These increases were partially offset by lower trade expense due to the timing of expenses incurred in connection with the iHeartRadio Music Festival, as well as decreases in employee compensation and other expenses resulting from modernization and cost-reduction initiatives taken in response to the COVID-19 pandemic.
Our consolidated GAAP Operating income was $123.0 million as compared to Operating income of $112.8 million in the fourth quarter of 2020, which was driven by the continued recovery from the impact of COVID-19 on our businesses.
Adjusted EBITDA increased to $294.2 million compared to $265.5 million in the prior-year period.
The Company generated operating cash flow of $134.0 million, compared to $79.8 million provided by operating cash flow in the prior-year period and generated Free Cash Flow of $51.9 million, compared to $53.1 million in the prior-year period. During the quarter, we deployed significant capital expenditures to accelerate real estate consolidation aimed at reducing our structural cost base. This initiative has made certain real estate assets redundant, also enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures. When such targeted real estate proceeds are included as an offset to gross capital expenditures, the Company generated $53.0 million.

New Reportable Segments

Beginning on January 1, 2021, we began reporting our financial statements based on three reportable segments: iHeartMedia Digital Audio Group, which includes all of our Digital assets including Podcasting; the iHeartMedia Multiplatform Group, which includes our Broadcast radio, Networks and Sponsorships and Events businesses; and our Audio & Media Services Group. These reporting segments reflect how senior management views the Company, and align with certain leadership and organizational changes implemented in the first quarter of 2021. This structure provides improved visibility into the underlying performances, results, and margin profiles of our distinct businesses, and enables senior management to better monitor trends at the operational level and address opportunities or issues as they arise via regular review of segment-level results and forecasts with operational leaders. The Company expects that the Digital Audio segment will continue to grow at a higher rate than our other segments and is therefore expected to become a larger part of our business over time.
Additionally, beginning on January 1, 2021, Segment Adjusted EBITDA became the segment profitability metric reported to the Company's Chief Operating Decision Maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is calculated as Revenue less operating expenses, excluding Restructuring expenses.

Business Segments: Results of Operations
Fourth Quarter 2021 Multiplatform Group Results

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Revenue	$726,292	$665,031	9.2%	$2,489,018	$2,206,854	12.8%
Operating expenses[1]	477,573	458,355	4.2%	1,745,680	1,723,449	1.3%
Segment Adjusted EBITDA	$248,719	$206,676	20.3%	$743,338	$483,405	53.8%
Segment Adjusted EBITDA margin	34.2%	31.1%		29.9%	21.9%
1 Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring Expenses.

Revenue from our Multiplatform Group increased $61.3 million, or 9.2% YoY, primarily as a result of continued business recovery from the negative impact of the COVID-19 pandemic in 2020. Broadcast revenue grew $24.4 million, or 4.9% YoY, while Networks grew $1.4 million, or 1.0% YoY. Revenue from Sponsorship and Events increased by $32.1 million, or 92.7% YoY, primarily as a result of the return of live events. These increases were partially offset by a $43.6 million decrease in political revenue compared to the same period in 2020, which was a presidential election year. Excluding the impact of political revenue, Revenue from our Multiplatform Group increased by 17.1% YoY for the three months ended December 31, 2021.

Operating expenses increased $19.2 million, or 4.2% YoY, driven primarily by higher variable employee compensation expenses, including commission and bonus expense, as well as higher talent and profit-sharing fees, both as a result of higher revenue, and higher expenses related to the return of live events, which were partially offset by lower trade expenses resulting from the timing of expenses incurred in connection with the iHeartRadio Music Festival. These increases were partially offset by lower employee compensation and other expenses resulting from our modernization and cost-reduction initiatives executed in 2020 and early 2021.

Segment Adjusted EBITDA Margin increased substantially YoY to 34.2% from 31.1%.
Fourth Quarter 2021 Digital Audio Group Results

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Revenue	$273,230	$172,168	58.7%	$834,482	$474,371	75.9%
Operating expenses[1]	174,007	112,009	55.4%	573,835	343,598	67.0%
Segment Adjusted EBITDA	$99,223	$60,159	64.9%	$260,647	$130,773	99.3%
Segment Adjusted EBITDA margin	36.3%	34.9%		31.2%	27.6%
1 Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring Expenses.

Revenue from our Digital Audio Group increased $101.1 million, or 58.7% YoY. Digital, excluding Podcast revenue, grew $46.4 million, or 35.7% YoY, driven by increased demand for digital advertising. Podcast revenue increased by $54.6 million, or 130.2% YoY, driven by increased content and demand for digital advertising. Digital Audio Group revenue increased as a result of general increased demand for digital advertising, the growing popularity of podcasting, the continued addition of premium content to our industry-leading podcast business and our improving ability to monetize our digital audiences and inventory utilizing our sales force and advertising technology platforms, partially driven by leveraging our prior strategic investments in the digital space.

Operating expenses increased $62.0 million, or 55.4% YoY, in connection with our Digital Audio Group’s significant revenue growth, including the impact of higher variable employee compensation expense, variable content and third-party digital costs due to higher revenue and the development of new podcasts. In addition, operating expenses increased due to increased headcount resulting from our investments in key infrastructure to support our growing digital operations, as well as higher variable compensation expenses including sales commissions and bonus arrangements.

Segment Adjusted EBITDA Margin increased YoY to 36.3% from 34.9%.
Fourth Quarter 2021 Audio & Media Services Group Results

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Revenue	$65,567	$100,232	(34.6)%	$247,957	$274,749	(9.8)%
Operating expenses[1]	47,618	52,307	(9.0)%	171,766	180,081	(4.6)%
Segment Adjusted EBITDA	$17,949	$47,925	(62.5)%	$76,191	$94,668	(19.5)%
Segment Adjusted EBITDA margin	27.4%	47.8%		30.7%	34.5%
1 Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring Expenses.

Revenue from our Audio & Media Services Group decreased $34.7 million, or 34.6% YoY, due to lower political advertising revenue compared to 2020, which was a presidential election year, partially offset by the continued recovery from the impact of the COVID-19 pandemic. Excluding the impact of political revenue, Revenue from our Audio & Media Services Group increased by 5.6% YoY for the three months ended December 31, 2021.

Operating expenses decreased $4.7 million, or 9.0% YoY, primarily as a result of lower expenses due to our modernization and cost-reduction initiatives.

Segment Adjusted EBITDA Margin decreased YoY to 27.4% from 47.8%.

GAAP and Non-GAAP Measures: Consolidated

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Revenue	$1,062,019	$935,530	13.5%	$3,558,340	$2,948,218	20.7%
Operating income (loss)	$122,976	$112,847	9.0%	$154,857	$(1,737,624)	NM
Adjusted EBITDA[1,3]	$294,165	$265,493	10.8%	$811,133	$538,673	50.6%
Net income (loss)	$111,954	$2,943	NM	$(158,389)	$(1,915,222)	NM
Cash provided by operating activities[2]	$133,980	$79,784	67.9%	$330,573	$215,945	53.1%
Free cash flow[1,2,3]	$51,943	$53,102	(2.2)%	$147,201	$130,740	12.6%
Free cash flow including net proceeds from real estate sales[1,2,3]	$53,046	$53,102	(0.1)%	$169,355	$130,740	29.5%

______________________________________________________
1 See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow and Free cash flow including net proceeds from real estate sales to cash provided by operating activities, (iv) revenue, excluding political advertising revenue, to revenue, and (v) Net Debt to Total Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow, Free cash flow including net proceeds from real estate sales, Adjusted EBITDA margin, and Net Debt under the Supplemental Disclosure section in this release.
2 We made cash interest payments from operations of $80.6 million in the three months ended December 31, 2021, compared to $86.2 million in the three months ended December 31, 2020. We made cash interest payments from operations of $328.1 million in the twelve months ended December 31, 2021, compared to $357.2 million in the twelve months ended December 31, 2020.
3 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Certain prior period amounts have been reclassified to conform to the 2021 presentation of financial information throughout the press release.

Key Initiatives to Improve Cost Structure and Margins
In January 2020, iHeartMedia announced key modernization initiatives designed to take advantage of the significant investments that the Company has made in new technologies to build an improved operating infrastructure to upgrade products and deliver incremental cost efficiencies. This modernization is a multi-pronged set of strategic initiatives that we believe positions the Company for sustainable long-term growth, margin expansion, and value creation for shareholders.

Our investments in modernization delivered approximately $50 million of in-year savings in 2020, and achieved approximately $100 million of annualized run-rate cost savings during 2021.

In April 2020, the Company announced approximately $200 million of incremental in-year operating-expense-saving initiatives in response to the weaker economic environment caused by the COVID-19 pandemic, and as previously announced, the Company has implemented plans to make the majority of these savings permanent.

Liquidity and Financial Position
As of December 31, 2021, we had $352.1 million of cash on our balance sheet. For the year ended December 31, 2021, cash provided by operating activities was $330.6 million, cash used for investing activities was $346.8 million and cash used for financing activities was $352.1 million. On July 16, 2021, we amended the Term Loan credit facilities and proactively prepaid $250.0 million of borrowings outstanding under these facilities using cash on hand.
Capital expenditures for the year ended December 31, 2021 were $183.4 million compared to $85.2 million in the year ended December 31, 2020. Capital expenditures during the year ended December 31, 2021 increased primarily due to our real estate consolidation initiatives aimed at reducing our structural cost base.

As of December 31, 2021, the Company had $5,738.9 million of total debt and $5,386.7 million of net debt. The terms of our capital structure include no material maintenance covenants, and there are no material debt maturities prior to 2026, with the exception of our asset-backed loan facility (our "ABL"), which matures in 2023, providing structural resilience.
The Company believes its previously announced modernization initiatives and other cost saving actions - in combination with the Company’s resilient capital structure - have substantially expanded the Company’s financial flexibility and liquidity while positioning the Company for further margin improvement as advertising demand continues to normalize.
On October 27, 2021, iHeart Operations repurchased all of the iHeart Operations Preferred Stock with cash on hand for an aggregate price of $64.4 million (“Repurchase Price”), including accrued dividends, upon obtaining consent from the third party investor. The Repurchase Price included a negotiated make-whole premium as the redemption occurred prior to the optional redemption date set forth in the Certificate of Designation governing the iHeart Operations Preferred Stock. Subsequent to the transaction, the preferred shares were retired and cancelled.

Revenue Streams
The tables below present the comparison of our historical revenue streams (including political revenue) for the periods presented:

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Broadcast Radio	$519,118	$494,725	4.9%	$1,812,252	$1,604,880	12.9%
Networks	136,460	135,061	1.0%	503,052	484,950	3.7%
Sponsorship and Events	66,681	34,599	92.7%	160,322	107,654	48.9%
Other	4,033	646	NM	13,392	9,370	42.9%
Multiplatform Group[1,2]	726,292	665,031	9.2%	2,489,018	2,206,854	12.8%
Digital ex. Podcast	176,642	130,208	35.7%	581,918	372,687	56.1%
Podcast	96,588	41,960	130.2%	252,564	101,684	148.4%
Digital Audio Group	273,230	172,168	58.7%	834,482	474,371	75.9%
Audio & Media Services Group[1,2]	65,567	100,232	(34.6)%	247,957	274,749	(9.8)%
Eliminations	(3,070)	(1,901)		(13,117)	(7,756)
Revenue, total[1,2]	$1,062,019	$935,530	13.5%	$3,558,340	$2,948,218	20.7%

1 Excluding the impact of political revenue, Revenue from the Multiplatform Group and in Total increased by 17.1% and 25.1% for the three months ended December 31, 2021 compared to the three months ended December 31, 2020, respectively. Excluding the impact of political revenue, Revenue from Audio & Media Services increased by 5.6% for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.
2 Excluding the impact of political revenue, Revenue from the Multiplatform Group and in Total increased by 16.8% and 26.9% for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020, respectively. Excluding the impact of political revenue, Revenue from Audio & Media Services increased by 16.6% for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results and business outlook on February 23, 2022, at 8:30 a.m. Eastern Time. The conference call number is (833) 350-1328 (U.S. callers) and +1 (236) 389-2425 (International callers) and the passcode for both is 2351337. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investors.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (800) 585-8367 (U.S. callers) and +1 (416) 621-4642 (International callers) and the passcode for both is 2351337. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia (Nasdaq: IHRT) is the number one audio company in the United States, reaching nine out of 10 Americans every month. It consists of three business groups.

With its quarter of a billion monthly listeners, the iHeartMedia Multiplatform Group has a greater reach than any other media company in the U.S. Its leadership position in audio extends across multiple platforms, including more than 860 live broadcast stations in over 160 markets nationwide; its National Sales organization; and the company’s live and virtual events business. It also includes Premiere Networks, the industry’s largest Networks business, with its Total Traffic and Weather Network (TTWN); and BIN: Black Information Network, the first and only 24/7 national and local all news audio service for the Black community. iHeartMedia also leads the audio industry in analytics, targeting and attribution for its marketing partners with its SmartAudio suite of data targeting and attribution products using data from its massive consumer base.

The iHeartMedia Digital Audio Group includes the company’s fast-growing podcasting business -- iHeartMedia is the number one podcast publisher in downloads, unique listeners, revenue and earnings -- as well as its industry-leading iHeartRadio digital service, available across more than 250 platforms and 2,000 devices; the company’s digital sites, newsletters, digital services and programs; its digital advertising technology companies; and its audio industry-leading social media footprint.

The company’s Audio & Media Services reportable segment includes Katz Media Group, the nation’s largest media representation company, and RCS, the world's leading provider of broadcast and webcast software.

For further information, please contact:
Media
Wendy Goldberg
Chief Communications Officer
(212) 377-1105
wendygoldberg@iheartmedia.com
Investors
Mike McGuinness
EVP, Deputy CFO, and Head of Investor Relations
(212) 377-1336
mbm@iheartmedia.com

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about expectations regarding economic recovery and the recovery of advertising revenue, expectations regarding the Company's digital transformation, financial performance of our segments, our expected costs and, savings of our modernization initiatives and other capital and operating expense reduction initiatives, our business plans, strategies and initiatives, our expectations about certain markets and our anticipated financial performance, liquidity, and net leverage are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: risks related to weak or uncertain global economic conditions; the impact of the COVID-19 pandemic; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of acquisitions, dispositions and other strategic transactions; information technology and cyber-security risks; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

APPENDIX

TABLE 1 - Comparison of operating performance

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2021	2020	Change	2021	2020	Change
Revenue	$1,062,019	$935,530	13.5%	$3,558,340	$2,948,218	20.7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	385,563	328,882	17.2%	1,324,657	1,137,807	16.4%
Selling, general and administrative expenses (excludes depreciation and amortization)	414,299	376,752	10.0%	1,519,355	1,395,010	8.9%
Depreciation and amortization	126,009	103,435	21.8%	469,417	402,929	16.5%
Impairment charges	8,343	5,517	51.2%	57,734	1,738,752	(96.7)%
Other operating expense, net	4,829	8,097		32,320	11,344
Operating income (loss)	$122,976	$112,847	9.0%	$154,857	$(1,737,624)	NM
Depreciation and amortization	126,009	103,435		469,417	402,929
Impairment charges	8,343	5,517		57,734	1,738,752
Other operating expense, net	4,829	8,097		32,320	11,344
Share-based compensation expense	5,962	8,134		23,543	22,862
Restructuring expenses	26,046	27,463		73,262	100,410
Adjusted EBITDA[1]	$294,165	$265,493	10.8%	$811,133	$538,673	50.6%
Certain prior period amounts have been reclassified to conform to the 2021 presentation of financial information throughout the press release.
1See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow and Free cash flow including net proceeds from real estate sales to cash provided by operating activities, (iv) revenue, excluding political advertising revenue, to revenue, and (v) Net Debt to Total Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow, Free cash flow including net proceeds from real estate sales, Adjusted EBITDA margin and Net Debt under the Supplemental Disclosure section in this release.

TABLE 2 - Statements of Operations

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,062,019	$935,530	$3,558,340	$2,948,218
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	385,563	328,882	1,324,657	1,137,807
Selling, general and administrative expenses (excludes depreciation and amortization)	414,299	376,752	1,519,355	1,395,010
Depreciation and amortization	126,009	103,435	469,417	402,929
Impairment charges[1]	8,343	5,517	57,734	1,738,752
Other operating expense, net	4,829	8,097	32,320	11,344
Operating income (loss)	122,976	112,847	154,857	(1,737,624)
Interest expense, net	79,895	86,131	332,384	343,745
Gain (loss) on investments, net	4,175	(733)	43,643	(9,346)
Equity in income (loss) of nonconsolidated affiliates	(23)	274	(1,138)	(379)
Other income (expense), net	(4,125)	2,544	(14,976)	(7,751)
Income (loss) before income taxes	43,108	28,801	(149,998)	(2,098,845)
Income tax benefit (expense)	68,846	(25,858)	(8,391)	183,623
Net income (loss)	111,954	2,943	(158,389)	(1,915,222)
Less amount attributable to noncontrolling interest	324	(523)	810	(523)
Net income (loss) attributable to the Company	$111,630	$3,466	$(159,199)	$(1,914,699)

1 Impairment charges in the twelve months ended December 31, 2021 includes $44.3 million, related to impairments of right-of-use assets and $13.4 million related to leasehold improvements as a result of proactive decisions by management to abandon and sublease a number of operating leases in connection with strategic actions to streamline the Company’s real estate footprint as part of the Company’s modernization initiatives aimed at reducing our structural cost base. Impairment charges of $1.7 billion in the twelve months ended December 31, 2020 related primarily to impairments recognized on indefinite-lived intangible assets and goodwill as a result of the estimated adverse effects caused by the COVID-19 pandemic on future cash flows.

TABLE 3 - Selected Balance Sheet Information
Selected balance sheet information for December 31, 2021 and December 31, 2020:

(In millions)	December 31, 2021	December 31, 2020
Cash	$352.1	$720.7
Total Current Assets	1,472.9	1,619.0
Net Property, Plant and Equipment	782.1	811.7
Total Assets	8,881.3	9,203.0
Current Liabilities (excluding current portion of long-term debt)	848.7	683.0
Long-term Debt (including current portion of long-term debt)	5,738.9	6,016.9
Stockholders' Equity	915.8	1,050.8

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA, Adjusted EBITDA margin, revenues excluding political advertising revenue, and Free Cash Flow and Free cash flow including net proceeds from real estate sales for the three and twelve months ended December 31, 2021 and 2020, and Net Debt as of December 31, 2021. Adjusted EBITDA is defined as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Loss (gain) on investments, net, Other expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring and reorganization expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.
We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company's Consolidated Statements of Cash Flows. We define Free cash flow including net proceeds from real estate sales as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Free cash flow including net proceeds from real estate sales, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Free cash flow including net proceeds from real estate sales are meaningful to investors because they provide them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Free cash flow including net proceeds from real estate sales. In addition, we believe that Free Cash Flow and Free cash flow including net proceeds from real estate sales helps improve investors' ability to compare our liquidity with that of other companies.
Since Free Cash Flow and Free cash flow including net proceeds from real estate sales are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Free cash flow including net proceeds from real estate sales is not necessarily a measure of our ability to fund our cash needs.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
We define Net debt as Total debt less Cash and cash equivalents. We define the Net debt to Adjusted EBITDA ratio as Net debt divided by Adjusted EBITDA. The Company uses the Net debt to Adjusted EBITDA ratio to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
We define total available liquidity as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow and Free cash flow including net proceeds from real estate sales to cash provided by operating activities, (iv) revenue, excluding political advertising revenue, to revenue, and (v) Net Debt to Total Debt.
Our Earnings Call on February 23, 2022 may present guidance that includes forecasted Revenue and Adjusted EBITDA. The forecasted Adjusted EBITDA provided on such call is presented on a non-GAAP basis, as defined under SEC rules. In addition, above we have provided net leverage guidance for December 31, 2022, which reflects anticipated Adjusted EBITDA for the year ending December 31, 2022. A full reconciliation of the forecasted Adjusted EBITDA on a non-GAAP basis to its most-directly comparable GAAP metric, Operating Income, cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.
Predecessor - Successor Presentation

Our financial results for the periods from April 1, 2019 through May 1, 2019 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through June 30, 2019 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from April 1, 2019 through May 1, 2019 and the period from May 2, 2019 through June 30, 2019 separately, management views the Company’s operating results for the three months ended June 30, 2019 by combining the results of the Predecessor and Successor periods because such presentation provides the most meaningful comparison of our results in the three months ended June 30, 2021.
The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through June 30, 2019 against the three months ended June 30, 2021 reported in its Consolidated Financial Statements without combining it with the period from April 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that providing revenue for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion included within this release also present the combined results for the three months ended June 30, 2019.
The combined results for the three months ended June 30, 2019, which we refer to herein as the results for the "three months ended June 30, 2019" represent the sum of the reported amounts for the Predecessor period from April 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through June 30, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.
Management has provided the results for the Predecessor, Successor and combined results for the three months ended June 30, 2019 because it believes that the Company’s financial results from 2019 provide a more meaningful comparison for its results for the three months ended June 30, 2021 than the three months ended June 30, 2020 in light of the impact of the COVID-19 pandemic on 2020 revenues.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating income (loss)	$122,976	$112,847	$154,857	$(1,737,624)
Depreciation and amortization	126,009	103,435	469,417	402,929
Impairment charges[1]	8,343	5,517	57,734	1,738,752
Other operating expense, net[2]	4,829	8,097	32,320	11,344
Share-based compensation expense	5,962	8,134	23,543	22,862
Restructuring expenses	26,046	27,463	73,262	100,410
Adjusted EBITDA	$294,165	$265,493	$811,133	$538,673

1 Impairment charges in the three and twelve months ended December 31, 2021 includes $6.3 million and $ $44.3 million, respectively, related to impairments of right-of-use assets and $2.0 million and $13.4 million, respectively, related to leasehold improvements as a result of proactive decisions by management to abandon and sublease a number of operating leases in connection with strategic actions to streamline the Company’s real estate footprint as part of the Company’s modernization initiatives aimed at reducing our structural cost base. Impairment charges of $1.7 billion in the twelve months ended December 31, 2020 related primarily to impairments recognized on indefinite-lived intangible assets and goodwill as a result of the estimated adverse effects caused by the COVID-19 pandemic on future cash flows.
2 Increase in Other operating expense, net is driven by net losses recognized in relation to sales of real estate.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$111,954	$2,943	$(158,389)	$(1,915,222)
Income tax (benefit) expense	(68,846)	25,858	8,391	(183,623)
Interest expense, net	79,895	86,131	332,384	343,745
Depreciation and amortization	126,009	103,435	469,417	402,929
EBITDA	$249,012	$218,367	$651,803	$(1,352,171)
(Gain) loss on investments, net	(4,175)	733	(43,643)	9,346
Other (income) expense, net	4,125	(2,544)	14,976	7,751
Equity in (income) loss of nonconsolidated affiliates	23	(274)	1,138	379
Impairment charges	8,343	5,517	57,734	1,738,752
Other operating expense, net	4,829	8,097	32,320	11,344
Share-based compensation expense	5,962	8,134	23,543	22,862
Restructuring expenses	26,046	27,463	73,262	100,410
Adjusted EBITDA	$294,165	$265,493	$811,133	$538,673

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free cash flow including net proceeds from real estate sales

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash provided by operating activities	$133,980	$79,784	$330,573	$215,945
Purchases of property, plant and equipment	(82,037)	(26,682)	(183,372)	(85,205)
Free cash flow	51,943	53,102	147,201	$130,740
Net proceeds from real estate sales[1]	1,103	—	22,154	—
Free cash flow including net proceeds from real estate sales	$53,046	$53,102	$169,355	$130,740
1 During the fourth quarter and full year 2021, we deployed significant capital expenditures to accelerate the proactive streamlining of our real estate footprint aimed at reducing our structural cost base. This initiative has succeeded in making certain real estate assets redundant, enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures.

Reconciliation of Revenue to Revenue excluding Political Advertising

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2021	2020		2021	2020
Consolidated revenue	$1,062,019	$935,530	13.5%	3,558,340	2,948,218	20.7%
Excluding: Political revenue	(10,548)	(95,097)		(30,069)	(167,479)
Consolidated revenue, excluding political	$1,051,471	$840,433	25.1%	$3,528,271	$2,780,739	26.9%

Multiplatform Group revenue	$726,292	$665,031	9.2%	2,489,018	2,206,854	12.8%
Excluding: Political revenue	(6,892)	(50,528)		(20,383)	(93,413)
Multiplatform Group revenue, excluding political	$719,400	$614,503	17.1%	$2,468,635	$2,113,441	16.8%

Digital Audio Group revenue	$273,230	$172,168	58.7%	834,482	474,371	75.9%
Excluding: Political revenue	(835)	(3,733)		(1,868)	(5,237)
Digital Audio Group revenue, excluding political	$272,395	$168,435	61.7%	$832,614	$469,134	77.5%

Audio & Media Group Services revenue	$65,567	$100,232	(34.6)%	247,957	274,749	(9.8)%
Excluding: Political revenue	(2,821)	(40,836)		(7,818)	(68,829)
Audio & Media Services Group revenue, excluding political	$62,746	$59,396	5.6%	$240,139	$205,920	16.6%

Reconciliation of Total Debt to Net Debt

(In thousands)	December 31, 2021
Current portion of long-term debt	$673
Long-term debt	5,738,195
Total debt	$5,738,868
Less: Cash and cash equivalents	352,129
Net debt	$5,386,739

Segment Results

The following tables present the Company's segment results for the Company for the periods presented:

	Segments
(In thousands)	Multiplatform Group	Digital Audio Group	Audio & Media Services Group	Corporate and other reconciling items	Eliminations	Consolidated
Three Months Ended December 31, 2021
Revenue	$726,292	$273,230	$65,567	$—	$(3,070)	$1,062,019
Operating expenses(1)	477,573	174,007	47,618	71,726	(3,070)	767,854
Adjusted EBITDA	$248,719	$99,223	$17,949	$(71,726)	$—	$294,165
Adjusted EBITDA margin	34.2%	36.3%	27.4%			27.7%
Depreciation and amortization						(126,009)
Impairment charges						(8,343)
Other operating expense, net						(4,829)
Share-based compensation expense						(5,962)
Restructuring expenses						(26,046)
Operating income						$122,976
Operating margin						11.6%

(1) Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring expenses and share-based compensation expenses.

	Segments
(In thousands)	Multiplatform Group	Digital Audio Group	Audio & Media Services Group	Corporate and other reconciling items	Eliminations	Consolidated
Three Months Ended December 31, 2020
Revenue	$665,031	$172,168	$100,232	$—	$(1,901)	$935,530
Operating expenses(1)	458,355	112,009	52,307	49,267	(1,901)	670,037
Adjusted EBITDA	$206,676	$60,159	$47,925	$(49,267)	$—	$265,493
Adjusted EBITDA margin	31.1%	34.9%	47.8%			28.4%
Depreciation and amortization						(103,435)
Impairment charges						(5,517)
Other operating expense, net						(8,097)
Share-based compensation expense						(8,134)
Restructuring expenses						(27,463)
Operating income						$112,847
Operating margin						12.1%

	Segments
(In thousands)	Multiplatform Group	Digital Audio Group	Audio & Media Services Group	Corporate and other reconciling items	Eliminations	Consolidated
Three Months Ended September 30, 2021
Revenue	$658,979	$205,769	$66,078	$—	$(2,775)	$928,051
Operating expenses(1)	450,549	138,646	43,656	67,762	(2,775)	697,838
Adjusted EBITDA	$208,430	$67,123	$22,422	$(67,762)	$—	$230,213
Adjusted EBITDA margin	31.6%	32.6%	33.9%			24.8%
Depreciation and amortization						(108,100)
Impairment charges						(11,647)
Other operating expense, net						(12,341)
Share-based compensation expense						(5,993)
Restructuring expenses						(12,021)
Operating income						$80,111
Operating margin						8.6%

(1) Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring expenses and share-based compensation expenses.

	Segments
(In thousands)	Multiplatform Group	Digital Audio Group	Audio & Media Services Group	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2021
Revenue	$2,489,018	$834,482	$247,957	$—	$(13,117)	$3,558,340
Operating expenses(1)	1,745,680	573,835	171,766	269,043	(13,117)	2,747,207
Adjusted EBITDA	$743,338	$260,647	$76,191	$(269,043)	$—	$811,133
Adjusted EBITDA margin	29.9%	31.2%	30.7%			22.8%
Depreciation and amortization						(469,417)
Impairment charges						(57,734)
Other operating expense, net						(32,320)
Share-based compensation expense						(23,543)
Restructuring expenses						(73,262)
Operating income						$154,857
Operating margin						4.4%

	Segments
(In thousands)	Multiplatform Group	Digital Audio Group	Audio & Media Services Group	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2020
Revenue	$2,206,854	$474,371	$274,749	$—	$(7,756)	$2,948,218
Operating expenses(1)	1,723,449	343,598	180,081	170,173	(7,756)	2,409,545
Adjusted EBITDA	$483,405	$130,773	$94,668	$(170,173)	$—	$538,673
Adjusted EBITDA margin	21.9%	27.6%	34.5%			18.3%
Depreciation and amortization						(402,929)
Impairment charges						(1,738,752)
Other operating expense, net						(11,344)
Share-based compensation expense						(22,862)
Restructuring expenses						(100,410)
Operating loss						$(1,737,624)
Operating margin						(58.9)%

(1) Operating expenses consist of Direct operating expenses and Selling, general and administrative expenses, excluding Restructuring expenses and share-based compensation expenses.

Q4 2021 Segment Performance vs. Q4 2019

(In thousands)	Three Months Ended December 31,		%
	2021	2019	Change
Multiplatform Group	726,292	848,711	(14.4)%
Digital Audio Group	273,230	112,495	142.9%
Audio & Media Services Group	65,567	66,882	(2.0)%
Eliminations	(3,070)	(2,016)
Revenue, total	$1,062,019	$1,026,072	3.5%

Q3 2021 Segment Performance vs. Q3 2019

(In thousands)	Three Months Ended September 30,		%
	2021	2019	Change
Multiplatform Group	658,979	793,708	(17.0)%
Digital Audio Group	205,769	96,656	112.9%
Audio & Media Services Group	66,078	59,873	10.4%
Eliminations	(2,775)	(1,899)
Revenue, total	$928,051	$948,338	(2.1)%

Q2 2021 Segment Performance vs. Q2 2019

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined(1)
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	%
	2021	2019	2019	2019	Change
Multiplatform Group	605,850	531,992	233,621	765,613	(20.9)%
Digital Audio Group	197,930	64,238	26,840	91,078	117.3%
Audio & Media Services Group	61,175	40,537	17,970	58,507	4.6%
Eliminations	(3,350)	(1,121)	(757)	(1,878)
Revenue, total	$861,605	$635,646	$277,674	$913,320	(5.7)%

Q1 2021 Segment Performance vs. Q1 2019

(In thousands)	Three Months Ended March 31,		%
	2021	2019	Change
Multiplatform Group	497,897	670,267	(25.7)%
Digital Audio Group	157,553	75,949	107.4%
Audio & Media Services Group	55,137	51,392	7.3%
Eliminations	(3,922)	(1,811)
Revenue, total	$706,665	$795,797	(11.2)%

(1) See Supplemental Disclosure Regarding Non-GAAP Financial Information.